Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

MW Bancorp, Inc.
Cincinnati, Ohio

As Of:
August 15, 2014

Prepared By:

Keller & Company, Inc.
555 Metro Place North
Suite 524
Dublin, Ohio 43017
(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017

(614) 766-1426	(614) 766-1459 FAX

September 8, 2014

The Board of Directors
MW Bancorp, Inc.
Mt. Washington Savings Bank
2110 Beechmont Avenue
Cincinnati, Ohio 45230-5401

To the Boards:

We hereby submit our independent appraisal of the pro forma market value of the to be issued stock of the MW Bancorp, Inc. (the “Corporation”) which is the holding company of Mt. Washington Savings Bank (“Mt. Washington” or the “Bank”), Cincinnati, Ohio. Such stock is to be issued in connection with the application by the Corporation to complete a stock offering, with the Corporation to own 100 percent of the stock of the Bank. This appraisal, as of August 15, 2014, was prepared and provided to the Bank in accordance with the regulatory appraisal requirements and regulations.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Mt. Washington and the material provided to us by the independent auditor, Crowe Horwath, LLP, Cincinnati, Ohio, are both accurate and complete.  We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Mt. Washington, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank’s conversion counsel, and with Crowe Horwath, LLP, the Bank’s outside auditor. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

The Boards of Directors
MW Bancorp, Inc.
Mt. Washington Savings Bank
September 8, 2014

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be further updated as required and will give consideration to any new developments in Mt. Washington’s operations that have an impact on the results of operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.

It is our opinion that as of August 15, 2014, the pro forma market value or appraised value of the Corporation is $8,500,000 at the midpoint, representing 850,000 shares at $10 per share. The pro forma valuation range of the Corporation is from a minimum of $7,225,000 to a maximum of $9,775,000, with a maximum, as adjusted, of $11,241,250, representing 722,500 shares, 977,500 shares and 1,124,125 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of MW Bancorp, Inc., as of August 15, 2014, is $8,500,000, at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

MW Bancorp, Inc.
Cincinnati, Ohio

As Of:
August 15, 2014

TABLE OF CONTENTS  (cont.)

	LIST OF EXHIBITS

NUMERICAL		PAGE
EXHIBITS

1	Consolidated Balance Sheet - At June 30, 2014	72
2	Consolidated Balance Sheets - At June 30, 2010 through 2013	73
3	Consolidated Statement of Operations for the Year Ended June 30, 2014	74
4	Consolidated Statements of Operations for the Years Ended June 30, 2010 through 2013	75
5	Selected Financial Information	76
6	Income and Expense Trends	77
7	Normalized Earnings Trend	78
8	Performance Indicators	79
9	Volume/Rate Analysis	80
10	Yield and Cost Trends	81
11	Net Portfolio Value	82
12	Loan Portfolio Composition	83
13	Loan Maturity Schedule	84
14	Loan Originations and Purchases	85
15	Delinquent Loans	86
16	Nonperforming Assets	87
17	Classified Assets	89
18	Allowance for Loan Losses	90
19	Investment Portfolio Composition	91
20	Mix of Deposits	92
21	Certificates of Deposit by Rate and Maturity	93
22	Certificates of Deposit by Rate	94
23	Deposit Activity	95
24	Borrowed Funds Activity	96
25	Offices of Mt. Washington Savings Bank	97
26	Management of the Bank	98
27	Key Demographic Data and Trends	99
28	Key Housing Data	100
29	Major Sources of Employment	101
30	Unemployment Rates	102
31	Market Share of Deposits	103
32	National Interest Rates by Quarter	104

	LIST OF EXHIBITS (cont.)

NUMERICAL		PAGE
EXHIBITS

33	Thrift Share Data and Pricing Ratios	105
34	Key Financial Data and Ratios	113
35	Recently Converted Thrift Institutions	121
36	Acquisitions and Pending Acquisitions	122
37	Balance Sheets Parameters - Comparable Group Selection	123
38	Operating Performance and Asset Quality Parameters - Comparable Group Selection	126
39	Balance Sheet Ratios Final Comparable Group	129
40	Operating Performance and Asset Quality Ratios Final Comparable Group	130
41	Balance Sheet Totals - Final Comparable Group	131
42	Balance Sheet - Asset Composition Most Recent Quarter	132
43	Balance Sheet - Liability and Equity Most Recent Quarter	133
44	Income and Expense Comparison Trailing Four Quarters	134
45	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	135
46	Yields, Costs and Earnings Ratios Trailing Four Quarters	136
47	Reserves and Supplemental Data	137
48	Valuation Analysis and Conclusions	138
49	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of August 15, 2014	139
50	Pro Forma Effects of Conversion Proceeds - Minimum	140
51	Pro Forma Effects of Conversion Proceeds - Midpoint	141
52	Pro Forma Effects of Conversion Proceeds - Maximum	142
53	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	143
54	Summary of Valuation Premium or Discount	144

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	145
B	RB 20 Certification	149
C	Affidavit of Independence	150

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of MW Bancorp, Inc. (the “Corporation”), a Maryland corporation, which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of the Corporation, the parent company of Mt. Washington Savings Bank (“Mt. Washington” or the “Bank”), Cincinnati, Ohio. The shares of common stock are to be issued in connection with the Bank’s Application for Approval of Conversion from a state-chartered mutual savings bank to a state-chartered stock savings bank.

The Application is being filed with the Federal Deposit Insurance Corporation (“FDIC”), the Ohio Division of Financial Institutions (“ODFI”) and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on regulatory guidelines entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

1

Introduction (cont.)

As part of our appraisal procedure, we have reviewed the historical audited financial statements for the fiscal years ended June 30, 2010, 2011 and 2012, prepared by BKD, LLP, Cincinnati, Ohio, and the current audited financial statement for fiscal years ended June 30, 2013 and 2014, and discussed them with Mt. Washington’s management and with Mt. Washington’s current independent auditors, Crowe Horwath LLP, Cincinnati, Ohio. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form AC and discussed it with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Mt. Washington’s main office and have traveled the surrounding area.  We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Ohio and the United States. We have also examined the competitive market within which Mt. Washington operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular.  We have examined the performance of selected publicly traded thrift institutions and compared the performance of Mt. Washington to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

2

I.           DESCRIPTION OF MT. WASHINGTON SAVINGS BANK

GENERAL

Mt. Washington Savings Bank (“Mt. Washington”) was organized in 1886 as a state-chartered mutual savings and loan company with the name, The Mt. Washington Building Loan and Deposit Company. The Bank has changed its name several times over the years, eventually becoming Mt. Washington Savings Bank in 2011.

Mt. Washington conducts its business from its main office in an area known as Mt. Washington located on the east side of Cincinnati and considered a part of Cincinnati. The Bank’s primary retail market area is focused on eastern Hamilton County, extending into the surrounding Hamilton County. The Bank’s lending market includes the surrounding counties of Butler, Clermont and Warren Counties. The Bank also conducts a moderate level of lending business in northern Kentucky, including Boone, Campbell and Kenton Counties.

Mt. Washington’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”).  Mt. Washington is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati and is regulated by the FDIC and the Division. As of June 30, 2014, Mt. Washington had assets of $89,113,000 deposits of $60,710,000 and equity of $8,829,000.

Mt. Washington has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Mt. Washington has been involved in the origination of one- to four-family mortgage loans, which represented 39.1 percent of its loan originations during the fiscal year ended June 30, 2014. One- to four-family mortgage loan originations represented a larger 46.5 percent of loan originations in the year ended June 30, 2013. At June 30, 2014, 78.6 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a larger 89.1 percent at June 30, 2013, with the primary sources of funds being retail deposits from residents in its local communities and to a lesser extent, FHLB advances. The Bank is also an originator of multi-family loans, commercial real estate loans, construction loans and consumer loans. Consumer loans include home equity lines of credit, loans on deposit accounts and other secured and unsecured personal loans.

3

General (cont.)

The Bank had cash, interest-bearing deposits and investments of $16.3 million, or 18.2 percent of its assets, excluding FHLB stock which totaled $1.2 million or 1.3 percent of assets at June 30, 2014. The Bank had $7.5 million of its investments in mortgage-backed and related securities representing 8.6 percent of assets. Deposits, principal payments, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the stock conversion will be $8.5 million or 850,000 shares at $10 per share based on the midpoint of the appraised value of $8.5 million. The net conversion proceeds will be $7.39 million, reflecting conversion expenses of $1,110,000. The actual cash proceeds to the Bank of $5.6 million will represent 75.8 percent of the net conversion proceeds at the midpoint. The ESOP will represent 8.00 percent of the gross shares issued or 68,000 shares at $10 per share, representing $680,000. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments.  The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP or to purchase short-and intermediate-term government or federal agency securities or to invest in interest-bearing deposits.

The Bank has experienced a modest deposit decrease over the past three fiscal years, with deposits decreasing 1.7 percent from June 30, 2012, to June 30, 2014, or an average of 0.85 percent per year. From June 30, 2013, to June 30, 2014, deposits then increased by $1.5 million or 2.6 percent, compared to a decrease of 4.2 percent in fiscal 2013.

4

General (cont.)

The Bank has focused on maintaining its loan portfolio during the past three years, on improving its asset quality position, on monitoring its net interest margin and net losses and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 15.67 percent of assets at June 30, 2012, to 9.91 percent at June 30, 2014, due primarily to the Bank’s losses, resulting from higher operating expenses combined with higher provisions for loan losses.

The primary lending strategy of Mt. Washington has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of commercial real estate and multi-family loans, and the origination of construction loans, with less activity in consumer loans, which include home equity lines of credit.

The Bank’s share of one- to four-family mortgage loans has decreased modestly from 89.1 percent of gross loans at June 30, 2013, to 78.6 percent at June 30, 2014. Commercial real estate and multi-family loans increased from 9.1 percent of loans to 16.2 percent of loans, and construction loans increased from 1.2 percent of loans to 4.0 percent from June 30, 2013, to June 30, 2014. All types of real estate loans, excluding home equity loans, as a group decreased slightly from 99.4 percent of gross loans at June 30, 2013, to 98.8 percent at June 30, 2014. The decrease in real estate loans was offset by the Bank’s increase in consumer loans, which include home equity lines of credit. The Bank’s share of consumer loans increased from a minimal 0.6 percent to 1.2 percent during the same time period.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s rise in nonperforming assets, historically. At June 30, 2013, Mt. Washington had $1,398,000 in its loan loss allowance or 2.33 percent of gross loans, and 76.6 percent of nonperforming loans with the loan loss allowance increasing to $1,537,000 and representing a lower 2.23 percent of gross loans and a higher 106.8 percent of nonperforming loans at June 30, 2014.

5

General (cont.)

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with an emphasis on strengthening noninterest income and reducing noninterest expenses.  With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to pursue reducing noninterest expenses, reduce nonperforming assets, and strengthen noninterest income.

6

PERFORMANCE OVERVIEW

The financial position of Mt. Washington at fiscal year end June 30, 2010, through June 30, 2014, is shown in Exhibits 1 and 2, and the earnings performance of Mt. Washington for the fiscal years ended June 30, 2010, through 2014 is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at June 30, 2012 through 2014. Mt. Washington has experienced an increase in its loan portfolio and asset base, a decrease in cash and investments, and a decrease in retail deposits from June 30, 2012, through June 30, 2014. The most recent trend for the Bank from June 30, 2013, through June 30, 2014, was a moderate increase in assets, a moderate decrease in cash and investments, a strong increase in loans with a modest increase in deposits.

With regard to the Bank’s historical financial condition, Mt. Washington has experienced a modest increase in assets from June 30, 2012, through June 30, 2014, with a strong increase in loans, a modest decrease in deposits and a moderate decrease in the dollar level of equity over the past two years.

The Bank witnessed an increase in assets of $3.5 million or 4.0 percent for the period of June 30, 2012, to June 30, 2014, representing an average annual increase of 2.0 percent. Over the past two fiscal periods, the Bank experienced its largest dollar decrease in assets of $3.2 million in 2013, due primarily to a $7.0 million decrease in cash and investments, with a $2.6 million decrease in deposits and a $7.2 million increase in FHLB advances. During the Bank’s most recent fiscal year of 2014, assets increased $6.7 million or 8.1 percent, compared to a decrease of $3.2 million or 3.8 percent in 2013.

Mt. Washington’s net loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $57.8 million at June 30, 2012, to $67.3 million at June 30, 2014, and represented a total increase of $9.5 million, or 16.4 percent. The average annual increase during that period was 8.2 percent. For the year ended June 30, 2014, net loans increased $8.6 million or 14.7 percent to $67.3 million.

7

Performance Overview (cont.)

Mt. Washington has obtained funds through deposits and FHLB advances with a stronger than normal use of FHLB advances totaling $17.3 million at June 30, 2014. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits.  Deposits decreased $1.0 million or 1.7 percent from June 30, 2012 to 2014, representing an average annual rate of decrease of 0.85 percent, and increased $1.5 million or 2.6 percent to $60.7 million at June 30, 2014, from June 30, 2013.

The Bank witnessed a decrease in its dollar equity level from 2012 to 2014, with the decrease occurring in each of the three years of 2012, 2013 and 2014. At June 30, 2012, the Bank had an equity level of $12.8 million, representing a 14.96 percent equity to assets ratio and decreased to $9.3 million at June 30, 2013, representing a lower 11.26 percent equity to assets ratio. At June 30, 2014, equity was a lower $8.8 million and a moderately lower 9.91 percent of assets.

The overall decrease in the equity to assets ratio from June 30, 2012, to June 30, 2014, was the result of the Bank’s annual losses accented by the Bank’s rise in assets. The dollar level of equity decreased 31.1 percent from June 30, 2012, to June 30, 2014, representing an average annual decrease of 15.5 percent.

8

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Mt. Washington. This table provides key income and expense figures in dollars for the years ended June 30, 2012, 2013 and 2014.

Mt. Washington witnessed a moderate decrease in its dollar level of interest income from 2012 to 2014. Interest income was $3.4 million in 2012 and a lower $3.2 million in 2013. Interest income then decreased further in the year ended June 30, 2014, to $3.0 million or $213,000, compared to a decrease of $219,000 in 2013.

The Bank’s interest expense also experienced a moderate decrease from 2012 to 2014. Interest expense decreased from $1.2 million in 2012 to $946,000 in 2013, representing a decrease of $249,000 or 20.8 percent. Interest income decreased a larger $432,000 or 12.7 percent. Such decrease in interest income from 2012 through 2014, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income and a decrease in net interest margin.   Interest expense decreased further in the year ended June 30, 2014, to $921,000, compared to $946,000 in interest expense in 2013.

The Bank has made provisions for loan losses in each of the past three years of 2012 through 2014. The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets.  The loan loss provisions were $1,536,000 in 2012, $1,144,000 in 2013 and $290,000 in 2014. The impact of these loan loss provisions has been to provide Mt. Washington with a general valuation allowance of $1,537,000 at June 30, 2014, or 2.23 percent of gross loans and 106.8 percent of nonperforming loans.

Total other income or noninterest income indicated an increase in dollars from 2012 to 2014. Noninterest income was $149,000 or 0.17 percent of assets in 2012 and a higher $164,000 in 2012 or 0.20 percent of assets, including $164,000 in gains on securities. In the year ended June 30, 2014, noninterest income was a higher $291,000, representing 0.33 percent of assets. Noninterest income consists primarily of gains and losses on the sale of loans, securities and real estate owned, BOLI income and other income.

9

Income and Expense (cont.)

The Bank’s general and administrative expenses or noninterest expenses increased from $2.89 million for the year of 2012 to $4.57 million for the year ended June 30, 2013, which included $1.3 million for directors’ deferred compensation benefits, and then decreased to $2.57 million for the year ended June 30, 2014. On a percent of average assets basis, operating expenses increased from 3.40 percent of average assets for the year ended June 30, 2012, to 5.51 percent for the year ended June 30, 2013, and then decreased to 3.01 percent for the year ended June 30, 2014.

The net earnings position of Mt. Washington has indicated volatility from 2012 through 2014.  The annual net income (loss) figures for the years of 2012, 2013 and 2014 were $(2,032,000), $(3,297,000) and $(482,000), respectively, representing returns on average assets of (1.55) percent, (4.00) percent and (0.57) percent for years 2012, 2013 and 2014, respectively.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the year ended June 30, 2014, which equal actual earnings. The Bank’s normalized earnings typically eliminate any nonrecurring income and expense items. There were no income or expense adjustments.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on average assets changed from (1.55) percent in 2012, to (4.00) percent in 2013, and then to (0.57) percent in 2014, with the lower earnings in 2013 due primarily to the Bank’s $1.3 million in deferred compensation costs for directors.

10

Income and Expense (cont.)

The Bank’s net interest rate spread increased from 2.41 percent in 2012 to 2.71 percent in 2013, and then decreased to 2.41 percent in 2014. The Bank’s net interest margin indicated a somewhat similar trend, increasing from 2.69 percent in 2012 to 2.71 percent in 2013, and then decreased to 2.57 percent in 2014. Mt. Washington’s net interest rate spread increased 30 basis points from 2012 to 2013 and then decreased 30 basis points in 2014. The Bank’s net interest margin followed a similar trend, increasing 17 basis points from 2012 to 2013 and then decreasing 29 basis points from 2013 to 2014.

The Bank’s return on average equity improved from 2012 to 2014. The Bank’s return on average equity decreased from (9.07) percent in 2012, to (27.58) percent in 2013, and then improved to (5.35) percent in 2014.

Mt. Washington’s ratio of average interest-earning assets to interest-bearing liabilities decreased modestly from 119.14 percent at June 30, 2012, to 112.43 percent at June 30, 2013, and then decreased to 110.79 percent at June 30, 2014. The Bank’s overall decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its equity level.

The Bank’s ratio of noninterest expenses to average assets increased from 3.40 percent in 2012 to 5.55 percent in 2013, and then decreased to 3.03 percent in 2014. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.4 percent for all thrifts and 83.0 percent for thrifts with assets of $100.0 million or less, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 122.01 percent in 2012 to 189.21 percent in 2013, and then decreased to 109.40 percent in 2014.

11

Income and Expense (cont.)

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans is a key indicator of asset quality. Mt. Washington witnessed a decrease in its nonperforming loans ratio from 2012 to 2014, and the ratio is now similar to the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Mt. Washington’s nonperforming loans consisted entirely of nonaccrual loans. The ratio of nonperforming loans to total loans was 2.09 percent at June 30, 2014, decreasing from 3.03 percent at June 30, 2013, and decreasing from 13.13 percent at June 30, 2012.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 3.00 percent of loans at June 30, 2012, and decreased to 2.33 percent at June 30, 2013, and then decreased to 2.23 percent of loans at June 30, 2014. As a percentage of nonperforming loans, Mt. Washington’s allowance for loan losses to nonperforming loans was 22.86 percent at June 30, 2012, a higher 76.56 percent at June 30, 2013, and a much higher 106.81 percent at June 30, 2014.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the 2014 fiscal year ended June 30, 2014. For the year ended June 30, 2014, net interest income decreased $188,000, due to a decrease in interest income of $213,000, reduced by a $25,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $264,000 reduced by an increase due to volume of $51,000. The decrease in interest expense was due to a $58,000 decrease due to rate, reduced by a $33,000 increase, due to volume.

12

YIELDS AND COSTS

The overview of yield and cost trends for the years ended June 30, 2013 and 2014, and at June 30, 2014, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Mt. Washington’s weighted average yield on its loan portfolio decreased 31 basis points from fiscal year 2013 to 2014, from 4.62 percent to 4.31 percent and then decreased 10 basis points to 4.21 percent at June 30, 2014. The yield on investment securities decreased 104 basis points from 2.90 percent in 2013 to 1.86 percent in fiscal year 2014, and then increased 16 basis points to 2.02 percent at June 30, 2014. The yield on other interest-earning assets increased 23 basis points from fiscal year 2013 to 2014, from 0.72 percent to 0.95 percent, and then increased 66 basis points to 1.61 percent at June 30, 2014. The combined weighted average yield on all interest-earning assets decreased 25 basis points to 3.66 percent from fiscal year 2013 to 2014 and then increased 3 basis points to 3.69 percent at June 30, 2014.

Mt. Washington’s weighted average cost of interest-bearing liabilities decreased 10 basis points to 1.25 percent from fiscal year 2013 to 2014, which was less than the Bank’s 25 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 15 basis points from 2.56 percent to 2.41 percent from 2013 to 2014. Then the Bank’s interest rate spread increased 5 basis points to 2.46 percent at June 30, 2014. The Bank’s net interest margin decreased from 2.75 percent in 2013 to 2.53 percent in fiscal year 2014, representing a decrease of 22 basis points.

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities decreased from 112.43 percent for the year ended June 30, 2013, to 110.79 percent for the year ended June 30, 2014.

13

INTEREST RATE SENSITIVITY

Mt. Washington has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining higher shares of adjustable-rate residential mortgage loans, commercial real estate loans and multi-family loans and adjustable-rate home equity loans to offset its moderate share of fixed-rate residential mortgage loans. Mt. Washington recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Mt. Washington has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans and commercial real estate loans.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

14

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s EVE levels and ratios as of June 30, 2014, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at June 30, 2014, based on a rise in interest rates of 100 basis points was a 12.0 percent decrease, representing a dollar decrease in equity value of $1,382,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to increase 10.0 percent or $1,079,000 at June 30, 2014. The Bank’s exposure increases to an 25.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $2,744,000. The Bank’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 9.8 percent and indicates a 240 basis point decrease from its 12.2 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Mt. Washington’s recognition of the need to control its interest rate exposure, the Bank has been moderately active in the origination of adjustable-rate loans. The Bank plans to increase its lending activity in the future and continue to maintain a moderate share of adjustable-rate loans. The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned conversion and stock offering will strengthen the Bank’s equity level and EVE ratio, based on any change in interest rates.

15

LENDING ACTIVITIES

Mt. Washington has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate and multi-family loans, construction loans and consumer loans including home equity lines of credit. Exhibit 12 provides a summary of Mt. Washington’s loan portfolio by loan type at June 30, 2013 and 2014.

The primary loan type for Mt. Washington has been residential loans secured by one- to four-family dwellings, representing a strong 78.6 percent of the Bank’s gross loans as of June 30, 2014. This share of loans has seen a moderate decrease from 89.1 percent at June 30, 2013. The second largest real estate loan type as of June 30, 2014, was commercial real estate, which comprised a moderate 13.1 percent of gross loans at June 30, 2014, compared to 8.2 percent as of June 30, 2013. The third largest real estate loan type was construction loans, which comprised a modest 4.0 percent of gross loans at June 30, 2014, compared to a lesser 1.2 percent at June 30, 2013. The fourth largest real estate loan category was multi-family loans, which represented 3.1 percent of gross loans at June 30, 2014, up from 0.9 percent at June 30, 2013. These four real estate loan categories represented a strong 98.8 percent of gross loans at June 30, 2014, compared to a larger 99.4 percent of gross loans at June 30, 2013.

The consumer loan category was the smallest loan category at June 30, 2014, and represented a modest $812,000 or 1.2 percent of gross loans compared to 0.6 percent at June 30, 2013.  Consumer loans were also the smallest loan category at June 30, 2013. The Bank’s consumer loans include home equity lines of credit, savings account loans, automobile loans, and other secured and unsecured loans. The overall mix of loans has witnessed a modest change from June 30, 2013, to June 30, 2014, with the Bank having decreased its share of one- to four-family loans, offset by increases in its shares of commercial real estate loans, multi-family loans and construction loans. Consumer loans has increased as a result of the Bank’s introduction of its home equity line of credit.

16

Lending Activities (cont.)

The emphasis of Mt. Washington’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Hamilton County or the surrounding Butler, Clermont and Warren Counties. At June 30, 2014, 78.6 percent of Mt. Washington’s gross loans consisted of loans secured by one- to four-family residential properties, excluding construction loans and home equity lines of credit.

The Bank offers one type of adjustable-rate mortgage loans (“ARMs”), with an adjustment period of five years. The interest rates on ARMs are generally indexed to the weekly average yield on U.S. Treasury rate securities adjusted to a constant maturity of one year. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury securities rate. The Bank normally retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with some loans having terms of 10, 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Mt. Washington’s fixed-rate mortgage loans having terms of 10 years, 15 years, 20 years and 30 years. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans normally conform to Freddie Mac or Fannie Mae underwriting standards, which enables the Bank to sell a portion of these loans in the secondary market with the Bank normally selling loans on a servicing released basis.

17

Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Mt. Washington, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans.  Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Mt. Washington has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $11.1 million in commercial real estate and multi-family loans combined at June 30, 2014, or 16.2 percent of gross loans, compared to a lesser $5.5 million or 9.1 percent of gross loans at June 30, 2013.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings, and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 20 years, with rates adjusting at the end of the initial term of three or five years. The maximum loan-to-value ratio is normally 75.0 percent.

The Bank also originates construction loans. The Bank had $2.8 million or 4.0 percent of gross loans in construction loans at June 30, 2014. The Bank makes construction loans to individuals for construction of their primary residence. The maximum loan-to-value ratio is 80.0 percent of construction costs or completed appraised value, whichever is less. The Bank also makes construction loans on commercial buildings.

18

Lending Activities (cont.)

Mt. Washington is also an originator of consumer loans, with these loans totaling only $812,000 at June 30, 2014, and representing 1.2 percent of gross loans. Consumer loans primarily include home equity lines of credit, automobile loans, share loans, and other secured and unsecured loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Mt. Washington’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At June 30, 2014, 33.4 percent of the Bank’s loans due after June 30, 2015, were adjustable- rate and 66.6 percent were fixed-rate. At June 30, 2014, the Bank had 4.8 percent of its loans due on or before June 30, 2015, or in one year or less, with only 5.5 percent due by June 30, 2019, or in one to five years. The Bank had a strong 68.0 percent of its loans with a maturity of more than 15 years.

As indicated in Exhibit 14, Mt. Washington experienced a modest decrease in its one-to four-family loan originations and a modest increase in total loan originations from 2013 to 2014. Total loan originations in 2013 were $12.5 million compared to a slightly larger $13.3 million in fiscal year 2014, reflective of a higher level of commercial real estate loans originated, increasing from $3.8 million to $6.3 million. The increase in commercial real estate loan originations from 2013 to 2014 of $2.5 million represented 38.2 percent of the $735,000 aggregate increase in total loan originations from 2013 to 2014, with construction loans decreasing a moderate $1.1 million and one- to four-family loans decreasing $641,000. Consumer loans increased $218,000 from 2013 to 2014, and multi-family loans decreased $229,000 from 2013 to 2014.

Overall, loan originations and purchases exceeded loan sales, principal payments, loan repayments and other deductions in 2013 and exceeded them in 2014. In 2013, loan originations exceeded reductions by $544,000, with $118,000 in loans sold, then exceeded reductions by $8,673,000 in 2014, impacted by $884,000 in loans sold.

19

NONPERFORMING ASSETS

Mt. Washington understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with higher levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans and nonowner-occupied single-family loans. Mt. Washington has been faced with a higher level of nonperforming assets, with nonperforming assets decreasing significantly over the past two fiscal years.

Exhibit 15 provides a summary of Mt. Washington’s delinquent loans at June 30, 2013 and 2014, indicating an overall decrease in the dollar amount of delinquent loans from June 30, 2013, to June 30, 2014. The Bank had $430,000 in loans delinquent 30 to 89 days at June 30, 2014. Loans delinquent 90 days or more totaled $402,000 at June 30, 2014, with these two categories representing 1.24 percent of gross loans, with all of them, one- to four-family real estate loans. At June 30, 2013, delinquent loans of 30 to 89 days totaled $1,737,000 or 2.89 percent of gross loans and loans delinquent 90 days or more totaled $160,000 or 0.27 percent of gross loans for a combined total of $1,897,000 and a higher share of 3.16 percent of gross loans, compared to a lower $680,000 and a lower 0.99 percent of gross loans at June 30, 2014.

20

Nonperforming Assets (cont.)

It is normal procedure for Mt. Washington’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 15 days, the Bank sends a late notice to the borrower and may be accompanied by a phone call, and after 30 days delinquency, a certified letter is sent. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent. When the loan becomes delinquent 90 days, the Bank considers the loan in default and it is placed on nonaccrual status. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 90 to 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Mt. Washington’s nonperforming assets at June 30, 2013 and 2014. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a lower level of nonperforming assets at June 30, 2014, relative to June 30, 2013. Mt. Washington’s level of nonperforming assets was $2,638,000 at June 30, 2013, and a lower $1,597,000 at June 30, 2014, which represented 3.20 percent of assets in 2013 and 1.79 percent in 2014. The Bank’s nonperforming assets included $1,826,000 in nonaccrual loans, no loans 90 days or more past due and $812,000 in real estate owned for a total of $2,638,000 at June 30, 2013. At June 30, 2014, nonperforming assets were a lower $1,597,000 or 2.09 percent of assets and included $1,439,000 in nonaccrual loans and $158,000 in real estate owned, with no loans 90 days or more past due. The Bank’s nonperforming assets and troubled debt restructuring represented 3.93 percent and 2.63 percent at June 30, 2013, and June 30, 2014, respectively.

Mt. Washington’s levels of nonperforming assets were lower than its levels of classified assets. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 4.14 percent of assets at June 30, 2013, and a lower 2.32 percent at June 30, 2014 (reference Exhibit 17). The Bank’s classified assets consisted of $1,911,000 in substandard assets, $158,000 in foreclosed assets, with no assets classified as doubtful or loss at June 30, 2014. The Bank had no assets classified as loss or doubtful at June 30, 2013, with $2,601,000 in substandard assets and $812,000 in foreclosed assets.

21

Nonperforming Assets (cont.)

Exhibit 18 shows Mt. Washington’s allowance for loan losses at June 30, 2013 and 2014, indicating the activity and the resultant balances in 2013 and 2014. Mt. Washington has witnessed a modest decrease in its balance of allowance for loan losses from $1,788,000 at June 30, 2012, to $1,537,000 at June 30, 2014, in response to its decrease in nonperforming assets. The Bank had provisions for loan losses of $1,144,000 in 2013 and $290,000 in 2014.

The Bank had total charge-offs of $1,659,000 in 2013 and $166,000 in 2014, with total recoveries of $125,000 in 2013 and $15,000 in 2014. The Bank’s ratio of allowance for loan losses to gross loans was 2.33 percent at June 30, 2013, and a lower 2.23 percent at June 30, 2014, due to lower provisions. Allowance for loan losses to nonperforming loans was 76.56 percent at June 30, 2013 and a higher 106.81 percent at June 30, 2014.

22

INVESTMENTS

The investment and securities portfolio, including certificates of deposit, has been comprised of U.S. government and federal agency obligations, municipal obligations, mortgage-backed securities, corporate securities and equity securities. Exhibit 19 provides a summary of Mt. Washington’s investment portfolio at June 30, 2013 and 2014, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities at June 30, 2013 and 2014. Investment securities, excluding interest-bearing deposits, totaled $7.7 million at June 30, 2014, based on fair value, compared to $11.5 million at June 30, 2013. The Bank had $5.8 million in mortgage-backed securities at June 30, 2013, and $4.9 million at June 30, 2014, both of which are included in total investments and represent the major component of investments.

Another key component of cash and investments at June 30, 2014, was certificates of deposit, totaling $4.0 million and representing 33.9 percent of total investments, excluding FHLB stock, compared to $2.3 million and a lesser 16.3 percent of investments at June 30, 2013. The Bank had $1,164,000 in FHLB stock at June 30, 2014. The weighted average yield on investment securities was 1.86 percent and a lower 0.95 percent yield on other interest-earning deposits for the year ended June 30, 2014.

23

DEPOSIT ACTIVITIES

The mix of average deposits by amount at June 30, 2013 and 2014, is provided in Exhibit 20. There has been a modest change in total deposits and in the deposit mix during this period. Total average deposits have increased from $59.5 million at June 30, 2013, to $60.2 million at June 30, 2014, representing an increase of $732,000 or 1.2 percent. Average certificates of deposit have decreased from $48.9 million at June 30, 2013, to $47.3 million at June 30, 2014, representing a decrease of $1.6 million or 3.3 percent, while average savings, transaction and MMDA accounts have increased $2.3 million from $10.6 million at June 30, 2013, to $12.9 million at June 30, 2014, or 21.7 percent.

Exhibit 21 provides a breakdown of certificates by rate and maturity as of June 30, 2014. A moderate 41.9 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in two to three years, which represented 23.8 percent of certificates.

The Bank’s share of certificates of deposit witnessed a decrease, declining from a very high 80.6 percent of deposits at June 30, 2013, to a still high 75.9 percent of deposits at June 30, 2014. The major component of certificates at June 30, 2014, had rates between zero percent and 1.00 percent and represented 41.9 percent of certificates (reference Exhibit 22). At June 30, 2013, the major component of certificates had rates between 1.00 percent and 1.99 percent, representing a moderate 40.5 percent of certificates. The category witnessing the largest change in dollars from June 30, 2013, to June 30, 2014, was certificates with rates between 1.0 percent and 1.99 percent, which decreased $4.9 million to $14.4 million during this time period. Two categories of certificates witnessed increases from June 30, 2013, to June 30, 2014. The category with rates between zero and 1.0 percent increased $3.0 million to $19.3 million, and the category with rates between 2.0 percent and 2.99 percent increased $821,000 or 7.3 percent.

24

Deposit Activity (cont.)

Exhibit 23 shows the Bank’s deposit activity for the two years ended June 30, 2013 and 2014. Including interest credited, Mt. Washington experienced a net decrease in deposits in 2013 and a net increase in 2014. In 2013, there was a net decrease in deposits of $2.6 million and then a net increase of $1.5 million in the year ended June 30, 2014.

25

BORROWINGS

Mt. Washington has made moderate use of FHLB advances (reference Exhibit 24) in each of the years ended June 30, 2013 and 2014. The Bank had total FHLB advances of $17.3 million at June 30, 2014, with a weighted cost of 1.57 percent during the period and a balance of a lower $11.6 million at June 30, 2013, with a weighted cost of a higher 1.66 percent during the period.

SUBSIDIARIES

Mt. Washington has no subsidiaries.

OFFICE PROPERTIES

Mt. Washington had one office at June 30, 2014, located on Beechmont Avenue in Cincinnati (reference Exhibit 25). At June 30, 2014, the Bank’s total investment in fixed assets, based on depreciated cost, was $385,000 or 0.43 percent of assets.

26

MANAGEMENT

The president and chief executive officer of Mt. Washington is Gregory P. Niesen (reference Exhibit 26). Mr. Niesen joined the Bank in June 2012 as president and chief executive officer. He was also appointed a director in 2012. Mr. Niesen previously served as president and chief executive officer of River Hills Bank from January 2005 through May 2012. Mr. Niesen is a Certified Public Accountant and previously worked for one of the top ten CPA firms in the U.S. Ms. Shelly Alltop is vice president and chief financial officer and joined Mt. Washington in June 3013. Ms. Alltop previously worked as chief financial officer of Columbia Savings Bank. Ms. Karen Kiser joined Mt. Washington as senior vice president and senior lender in July 2012. Previously, Ms. Kiser served as senior vice president of lending at River Hills Bank. Ms. Kiser also worked in senior management at two large Cincinnati community banks.

27

II.	DESCRIPTION OF PRIMARY MARKET AREA

Mt. Washington Savings Bank’s market area is focused on Hamilton County, Ohio, and extends into the Cincinnati metropolitan area of Warren, Butler and Clermont Counties. Exhibit 27 shows the trends in population, households and income for Butler County, Clermont County, Hamilton County, Warren County, Ohio and the United States. The population trends indicate a decrease in Hamilton County for the period from 2000 to 2010 with all other area increasing in population. Butler County’s population increased by 10.6 percent, Clermont County’s population increased by 10.9 percent from 2000 to 2010, Hamilton County’s population decreased by 5.1 percent and Warren County’s population increased at a strong rate of 34.3 percent. Ohio’s and the United States’ population increased by 1.6 percent and 9.7 percent, respectively, during the same time period. Through 2019, population is projected to increase by 2.3 percent, 4.3 percent, 0.8 percent and 8.7 percent in Butler, Clermont, Hamilton and Warren Counties, respectively, while population in Ohio and the United States is projected to increase by 1.2 percent and 6.2 percent, respectively, through 2019.

More important is the trend in households. Butler County experienced a 10.5 percent increase in households from 2000 through 2010, compared to increases of 13.4 percent in Clermont County, 36.6 percent in Warren County, 3.5 percent in Ohio and 10.7 percent in the United States. Hamilton County’s number of households decreased by 3.7 percent from 2000 through 2010. All areas are projected to increase in number of households from 2010 through 2019 by 2.3 percent in Butler County, by 5.4 percent, 1.7 percent and 9.5 percent in Clermont, Hamilton and Warren Counties, respectively, as well as Ohio and the United States by 2.1 percent and 6.6 percent, respectively.

28

Description of Primary Market Area (cont.)

The four counties ranged in per capita income levels from a low of $22,076 in Butler County to a high of $25,517 in Warren County. Per capita income increased in all areas from 2000 to 2010. Butler County’s per capita income increased to $25,469, Clermont, Hamilton and Warren Counties’ per capita income increased to $28,901, $28,037 and $29,740, respectively, Ohio’s increased to $23,975 and the United States’ increased to $26,059. In 2000, median household income in the four counties ranged from a low of $40,964 in Hamilton county to a higher of $57,952 in Warren County, with Ohio at $40,956 and the United States with a median household income $41,994. Median household income increased from 2000 to 2010 by 13.9 percent, 22.7 percent, 12.9 percent, 14.7 percent, 10.1 percent and 19.2 percent to $54,541, $60,590, $46,236, $66,499, $45,090 and $50,046 in Butler County, Clermont County, Hamilton County, Warren County, Ohio and the United States, respectively. All areas are also projected to show increases in their median household income levels from 2010 through 2019. Butler County, Clermont County, Hamilton County, Warren County, Ohio and the United States are projected to increase by 17.7 percent, 15.0 percent, 20.3 percent, 26/2 percent, 22.8 and 19.1 percent, respectively, to $64,191, $69,672, $55,611, $83,942, $55,357 and $59,599 median household income, respectively, from 2010 to 2019.

Exhibit 28 provides a summary of key housing data for Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States. In 2000, Hamilton County had the lowest rate of owner-occupancy of 59.9 percent, lower than Butler County at 71.6 percent, Clermont County at 74.7 percent, Warren County at 718.5 percent, Ohio at 69.1 percent and the United States at 66.2 percent. As a result, Hamilton County supported a higher rate of renter-occupied housing of 40.1 percent, compared to 28.4 percent in Butler County, 25.3 percent in Clermont County, 21.5 percent in Warren County, 30.9 percent in Ohio and 33.8 percent in the United States. In 2010, owner-occupied housing decreased slightly in Hamilton County to 59.5 percent and decreased in Butler County to 69.7 percent, in Clermont County to 74.6 percent, increased slightly in Warren County to 78.7 percent, and decrease in Ohio to 67.6 percent and in the United States to 65.4 percent. Conversely, the renter-occupied rates increased slightly in Butler County to 30.3 percent, in Clermont County to 25.4 percent, in Hamilton County to 40.5 percent, in Ohio to 32.4 percent and in the United States to 34.6 percent. Warren County’s renter-occupied percentage decreased slightly to 21.3 percent.

29

Description of Primary Market Area (cont.)

Hamilton County’s 2000 median housing value was $111,400, lower than the other three market area counties of Butler County at $123,200, Clermont County at $122,900 and Warren County at $142,200 and the United States’ median housing value of $119,600, but higher than Ohio’s median housing value of $103,700. The 2000 median rent of Hamilton County was $485, which was again lower than the other three market area counties of Butler County at $569, Clermont County at $552, Warren County at $613, Ohio at $515 and the United State at $602. In 2010, median housing values had increased in Butler County to $152,000, in Clermont County to $153,000, in Hamilton County to $141,100, in Warren County to $191,100, in Ohio to $134,400 and the United States to $186,200. The 2010 median rent levels were $782, $752, $683, $871, $685 and $871 in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States, respectively.

In 2000, the major source of employment for all areas by industry group, based on share of employment, was the services industry. The services industry was responsible for the majority of employment in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States with 42.0 percent, 40.6 percent, 49.5 percent, 39.5 percent, 43.8 percent and 46.7 percent of jobs (reference Exhibit 29). The manufacturing industry was the second major employer in Butler, Clermont and Warren Counties and Ohio at 21.7 percent, 19.0 percent, 23.2 percent and 20.0 percent but was the third largest employer in Hamilton County at 14.5 percent and the United States at 14.1 percent The wholesale/retail trade group was the third major overall employer in Butler, Clermont and Warren Counties and Ohio at 15.6 percent, 17.7 percent, 16.2 percent and 15.5 percent, and the wholesale/retail trade group was the second major overall employer in Hamilton County and the United States with 15.2 percent and 15.3 percent of employment, respectively. The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 20.8 percent of employment in Butler County, 22.6 percent of employment in Clermont County, 21.1 percent of employment in Hamilton County, 21.1 percent of employment in Warren County, 20.7 percent of employment in Ohio and 23.9 percent in the United States.

30

Description of Primary Market Area (cont.)

In 2010, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Butler, Clermont, and Warren Counties and Ohio. In Hamilton County and the United States, the wholesale/retail sector remained the second higher employer with manufacturing third. The services industry accounted for 48.8 percent, 56.4 percent, 54.9 percent, 49.3 percent, 51.2 percent and 53.2 percent in Butler County, Clermont County, Hamilton County, Warren County, Ohio and the United States, respectively. The manufacturing trade industry provided for 17.0 percent, 15.6 percent, 12.3 percent, 17.6 percent, 15.0 percent and 10.4 percent in Butler County, Clermont County, Hamilton County, Warren County, Ohio and the United States, respectively. The wholesale/retail trade group provided 16.2 percent, 15.0 percent, 14.2 percent, 14.7 percent, 14.8 percent and 14.5 percent of employment in Butler County, Clermont County, Hamilton County, Warren County, Ohio and the United States, respectively. In the 2010 Census, the agriculture/mining, construction, transportation/utilities, information, and finance/insurance/real estate sectors accounted for 18.1 percent, 21.8 percent, 18.7 percent, 18.4 percent, 19.0 percent and 21.9 percent in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States, respectively.

Some of the largest employers in Hamilton County are listed below.

Employer	Employees	Product/Service
Kroger Company	39,000	Retail - food stores
Catholic Healthcare Partners	31,000	Healthcare
Procter & Gamble Company	13,600	Manufacturing - soaps, consumer goods
Cincinnati Children’s Hospital	12,300	Healthcare
TriHealth, Inc.	10,200	Healthcare
University of Cincinnati	9,800	Education
Fifth Third Bancorp	8,900	Finance/banking
Macy’s	8,500	Retail - department stores
UC Health	6,800	Healthcare
Frisch’s Restaurants, Inc.	4,800	Restaurants
Christ Hospital	4,500	Healthcare
Cincinnati Bell, Inc.	2,700	Telecommunications

31

Description of Primary Market Area (cont.)

The unemployment rate is another key economic indicator.  Exhibit 30 shows the unemployment rates in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States in 2010 through July of 2014.  All four counties have been characterized by unemployment rates lower than or equal to the unemployment rates of Ohio.  In 2010, Butler County had an unemployment rate of 9.4 percent, compared to unemployment rates of 9.8 percent in Clermont County, 9.6 percent in Hamilton County, 8.8 percent in Warren County, 10.0 percent in Ohio and 9.6 percent in the United States.  All areas had decreases in unemployment rates in 2011 to 8.6 percent, 8.6 percent, 8.6 percent, 7.6 percent, 8.7 percent and 8.9 percent in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States, respectively.  In 2012, all areas decreased in unemployment to 7.3 percent, 7.1 percent, 7.2 percent, 6.5 percent, 7.2 percent and 8.1 percent in Butler, Clermont, Hamilton and Warren Counties, Ohio and the United States, respectively.  In 2013, all areas’ unemployment rates, except Ohio, again decreased to 6.9 percent, 7.0 percent, 7.1 percent, 6.3 percent, and 7.4 percent in Butler, Clermont, Hamilton and Warren Counties and the United States, respectively, while Ohio’s unemployment rate increased to 7.4 percent.  Through July of 2014, Butler, Clermont, Hamilton and Warren Counties had decreases in unemployment to 5.4 percent, 5.2 percent, 5.6 percent and 5.0 percent, respectively, while Ohio’s and the United States’ unemployment rates decreased to 6.0 percent and 6.5 percent, respectively.

Exhibit 31 provides deposit data for banks and thrifts in Hamilton County in which the Bank had its office.  Mt. Washington’s deposit base in Hamilton County was approximately $59.2 million or a 2.3 percent share of the $2.6 billion total thrift deposits and a 0.1 percent share of the total deposits, which were approximately $58.2 billion as of June 30, 2013.  The market area is dominated by banks, with bank deposits accounting for approximately 90.0 percent of deposits at June 30, 2013.

Exhibit 32 provides interest rate data for each quarter for the years 2009 through 2013 and for the six months ended June 30, 2014.  The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2009, 2010 and 2011, a slightly rising trend in 2012, and stable in 2013, with the Thirty-Year Treasury rate rising moderately in 2013 and then decreasing in the first half of 2014.

32

SUMMARY

In summary, population decreased by 5.1 percent in Hamilton County from 2000 to 2010, and the number of households also decreased by 3.7 percent. The 2010 per capita income and median household income levels in Hamilton County were above state and national levels. Also, Hamilton County’s unemployment rates have been lower than both state and national rates. According to the 2010 Census, median housing values in all market area counties were above the state median but all but one were below the national median housing value.

The Corporation holds deposits of approximately 2.3 percent of all thrift deposits in the market area as of June 30, 2013, representing a minimal 0.1 percent share of the total deposit base of $58.2 billion.

33

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Ohio.

Exhibits 33 and 34 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 173 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 33 and 34 also subclassify all thrifts by region, including the 53 publicly traded Midwest thrifts (“Midwest thrifts”) and the 14 publicly traded thrifts in Ohio (“Ohio thrifts”), and by trading exchange. Exhibit 33 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

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Introduction (cont.)

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $750 million, a trading exchange requirement that each candidate be traded on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved as a seller in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to March 31, 2013. Due to the general parameter requirement related to trading on NASDAQ or one of the other two major stock exchanges, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is a proposed seller in a merger or acquisition as of August 15, 2014, due to the price impact of such a pending transaction. There were no thrift institutions that were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition transaction.

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Merger/Acquisition (cont.)

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 36.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 173 publicly traded, FDIC-insured savings institutions, excluding mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange and 103 are traded on NASDAQ. There were an additional 23 traded over the counter and 37 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to June 30, 2014, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to March 31, 2014.

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Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $89 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

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Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 38 publicly traded mutual holding companies as well between those 38 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

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SUMMARY

Exhibits 37 and 38 show the 40 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37. The balance sheet ratios consist of the following:

1.	Cash and investments to assets
2.	Mortgage-backed securities to assets
3.	One- to four-family loans to assets
4.	Total net loans to assets
5.	Total net loans and mortgage-backed securities to assets
6.	Borrowed funds to assets
7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

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Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 11.0 percent at June 30, 2014, and reflects the Corporation’s share of investments, lower than the national and state averages of 15.3 percent and 17.0 percent, respectively. The Bank’s investments have consisted of interest-bearing deposits, municipal securities, U.S. government and agency securities and corporate securities. For its recent two years ended June 30, 2013, and June 30, 2014, the Corporation’s average ratio of cash and investments to assets was a higher 12.79 percent, ranging from a high of 14.55 percent in 2013 to a low of 11.03 percent in 2014.

The parameter range for cash and investments is has been defined as 35.0 percent or less of assets, with a midpoint of 17.5 percent.

Mortgage-Backed Securities to Assets

At June 30, 2014, the Corporation’s ratio of mortgage-backed securities to assets was 7.2 percent, moderately lower than the national average of 10.6 percent and the regional average of 9.1 percent for publicly traded thrifts.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 35.0 percent or less of assets and a midpoint of 17.5 percent.

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One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans and including home equity loans, represented 61.4 percent of the Corporation’s assets at June 30, 2014, which is less than its ratio of 65.0 percent at June 30, 2013. The parameter for this characteristic is 65.00 percent of assets or less in one- to four-family loans with a midpoint of 32.50 percent.

Total Net Loans to Assets

At June 30, 2014, the Corporation had a 75.5 percent ratio of total net loans to assets and a lower two fiscal year average of 73.4 percent, compared to the national average of a lower 67.3 percent and the regional average of 65.5 percent for publicly traded thrifts. The Corporation’s ratio of total net loans to assets changed from 67.45 percent of total assets at June 30, 2012, to 71.26 percent at June 30, 2013, to 75.50 percent at June 30, 2014.

The parameter for the selection of the comparable group is from 45.0 percent to 90.0 percent with a midpoint of 67.5 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 7.2 percent and 75.5 percent, respectively, for a combined share of 82.7 percent. Recognizing the industry and regional ratios of 77.8 percent and 74.6 percent, respectively, the parameter range for the comparable group in this category is 55.0 percent to 90.0 percent, with a midpoint of 73.0 percent.

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Borrowed Funds to Assets

The Corporation had borrowed funds of $17.3 million or 19.5 percent of assets at June 30, 2014, which is higher than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 9.9 percent at June 30, 2014, 11.3 percent at June 30, 2013, and 15.0 percent at June 30, 2012, averaging 12.1 percent for the three fiscal years ended June 30, 2014. The Bank’s retained earnings decreased in each of the past three fiscal periods. After conversion, based on the midpoint value of $8.5 million, with 75.8 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase to 15.2 percent of assets, with the Corporation at 15.9 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 8.5 percent to 20.0 percent with a midpoint ratio of 14.3 percent.

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PERFORMANCE PARAMETERS

Introduction

Exhibit 38 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and the fiscal year ended June 30, 2014. The primary performance indicator is the Corporation’s core return on average assets (ROAA). The second performance indicator is the Corporation’s core return on average equity (ROAE). To measure the Corporation’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Corporation’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the year ended June 30, 2014, the Corporation’s core ROAA was (0.56) percent based on a core loss after taxes of $482,000, as detailed in Item I of this Report. The net ROAA for the year ended June 30, 2013, was (3.97) percent. The Corporation’s ROAA in its most recent three fiscal years ended June 30, 2014, was (1.55) percent, (3.97) percent, and (0.56) percent, respectively, with a three fiscal year average ROAA of (2.03) percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 0.90 percent or less with a midpoint of 0.45 percent.

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Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the year ended June 30, 2014, was (5.32) percent based on its core loss and (26.01) percent in the fiscal year ended June 30, 2013.

The parameter range for ROAE for the comparable group, based on core income, is 6.50 percent or less with a midpoint of 3.25 percent.

Net Interest Margin

The Corporation had a net interest margin of 2.53 percent for the year ended June 30, 2014, representing net interest income as a percentage of average interest-earning assets. The Corporation’s net interest margin levels in its three fiscal years of 2012 through 2014 were 2.69 percent, 2.75 percent, and 2.53 percent, respectively, averaging 2.78 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

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Operating Expenses to Assets

For the year ended June 30, 2014, the Corporation had a 3.00 percent ratio of operating expense to average assets. In its three fiscal years ended June 30, 2014, the Corporation’s expense ratio averaged 3.97 percent, from a low of 3.00 percent in fiscal year 2014 to a high of 5.51 percent in fiscal year 2013.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced a low level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 0.34 percent for the year ended June 30, 2014. For its three years ended June 30, 2012 through 2014, the Corporation’s ratio of noninterest income to average assets was 0.17 percent, 0.20 percent and 0.34 percent, respectively, for an average of 0.24 percent.

The range for this parameter for the selection of the comparable group is 1.25 percent of average assets or less, with a midpoint of 0.63 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 38. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

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Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 1.79 percent at June 30, 2014, which was higher than the national average of 1.44 percent for publicly traded thrifts and the average of 1.54 percent for Midwest thrifts. The Corporation’s ratio of nonperforming assets to total assets averaged 4.97 for its most recent three fiscal years ended June 30, 2014, from a high of 9.91 percent in 2012, to a low of 1.79 percent 2014.

The comparable group parameter for nonperforming assets is 3.00 percent or less of total assets, with a midpoint of 1.50 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $158,000 at June 30, 2014, representing a ratio to total assets of 0.18 percent, following ratios of repossessed assets to total assets of 0.99 percent and 0.64 percent at June 30, 2013, and June 30, 2012, respectively. National and regional averages were 0.47 percent and 0.45 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.05 percent of assets or less with a midpoint of 0.50 percent.

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Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,537,000, representing a loan loss allowance to total assets ratio of 1.72 percent at June 30, 2014, which was higher than its 1.70 percent ratio at June 30, 2013, and lower than its 2.08 percent ratio at June 30, 2012.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $215.3 million to $633.5 million with an average asset size of $477.2 million and have an average of 8.9 offices per institution. Three of the comparable group institutions are in Illinois, and three in Indiana, two in Michigan, and one each in Ohio and Wisconsin, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 13.06 percent, which is 2.8 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.53 percent, lower than all publicly traded thrifts at 0.73 percent and publicly traded Ohio thrifts at 0.66 percent.

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IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Ohio thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

As presented in Exhibits 42 and 43, at June 30, 2014, the Corporation’s total equity of 9.91 percent of assets was lower than the comparable group at 13.06 percent, all thrifts at 12.71 percent, Midwest thrifts at 12.02 percent and Ohio thrifts at 12.12 percent. The Corporation had a 75.50 percent share of net loans in its asset mix, higher than the comparable group at 62.95 percent, all thrifts at 67.25 percent and Midwest thrifts at 65.45 percent and higher than Ohio thrifts at 70.35 percent. The Corporation’s higher share of net loans and lower 7.22 percent share of mortgage-backed securities is primarily the result of its lower 11.03 percent share of cash and investments. The comparable group had a higher 19.43 percent share of cash and investments and a higher 12.06 percent share of mortgage-backed securities. All thrifts had 10.57 percent of assets in mortgage-backed securities and 15.34 percent in cash and investments. The Corporation’s 68.13 percent share of deposits was lower than the comparable group, all thrifts, Midwest thrifts and Ohio thrifts, reflecting the Corporation’s higher share of borrowed funds of 19.45 percent. As ratios to assets, the comparable group had deposits of 75.81 percent and borrowings of 10.27 percent. All thrifts averaged a 76.31 percent share of deposits and 10.09 percent of borrowed funds, while Midwest thrifts had a 78.15 percent share of deposits and an 8.64 percent share of borrowed funds. Ohio thrifts averaged a 78.71 percent share of deposits and an 8.23 percent share of borrowed funds. The Corporation had no goodwill and intangible assets, compared to 0.69 percent for the comparable group, 0.52 percent for all thrifts, 0.36 percent for Midwest thrifts and 0.45 percent for Ohio thrifts.

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Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 44, 45 and 46 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 46, for the year ended June 30, 2014, the Corporation had a yield on average interest-earning assets lower than the comparable group, all thrifts and Ohio thrifts and higher than Midwest thrifts. The Corporation’s yield on interest-earning assets was 3.66 percent compared to the comparable group at 4.00 percent, all thrifts at 3.91 percent, Midwest thrifts at 3.61 percent and Ohio thrifts at 4.00 percent.

The Corporation’s cost of funds for the year ended June 30, 2014, was higher than the comparable group, Midwest thrifts and Ohio thrifts and lower than all thrifts. The Corporation had an average cost of interest-bearing liabilities of 1.24 percent compared to 0.79 percent for the comparable group, 1.16 percent for all thrifts, 0.93 percent for Midwest thrifts and 0.79 percent for Ohio thrifts. The Corporation’s yield on interest-earning assets and interest cost resulted in a net interest spread of 2.41 percent, which was lower than the comparable group at 3.21 percent, all thrifts at 2.75 percent, Ohio thrifts at 3.20 percent and Midwest thrifts at 2.68 percent. The Corporation generated a net interest margin of 2.53 percent for the year ended June 30, 2014, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.32 percent. All thrifts averaged a higher 2.89 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.81 percent; and Ohio thrifts averaged 3.33 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 45. The Corporation had $290,000 in provision for loan losses during the year ended June 30, 2014, representing 0.34 percent of average assets. The average provision for loan losses for the comparable group was 0.13 percent, with all thrifts at 0.12 percent, Midwest thrifts at 0.17 percent and Ohio thrifts at 0.24 percent.

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Analysis of Financial Performance (cont.)

The Corporation’s total noninterest income was $291,000 or 0.34 percent of average assets for the year ended June 30, 2014. Such a ratio of noninterest income to average assets was lower than the comparable group at 0.62 percent, and lower than all thrifts at 1.03 percent, Midwest thrifts at 0.90 percent and Ohio thrifts at 0.53 percent. For the year ended June 30, 2014, the Corporation’s operating expense ratio was 3.00 percent of average assets, higher than the comparable group at 2.87 percent, lower than all thrifts at 3.30 percent, Midwest thrifts at 3.18 percent, and higher than Ohio thrifts at 2.69 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets. For the year ended June 30, 2014, the Corporation had a net ROAA of (0.56) percent and an identical core ROAA of (0.56) percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.55 percent and a core ROAA of 0.53 percent. All publicly traded thrifts averaged a higher net ROAA of 0.76 percent and 0.73 percent core ROAA, with Midwest thrifts a 0.84 percent net ROAA and a 0.84 percent core ROAA. The twelve month net ROAA for the 14 Ohio thrifts was 0.68 percent and their core ROAA was 0.66 percent.

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V.            MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Mt. Washington with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the year ended June 30, 2014, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

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Earnings Performance (cont.)

As discussed earlier, the Bank has experienced increases in its assets, loans and deposits in three of the past four fiscal years. The Bank has experienced losses in four of the past five years, and is focused on reducing operating expenses, monitoring and reducing its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs. Historically, the Bank has been characterized with lower yield on earning assets, resulting in a lower net interest margin, which has been lower than industry averages, with the trend experiencing a moderate change over the past two years and its 2.53 percent net interest margin for the year ended June 30, 2014, was lower than the industry average of 2.89 percent and lower than the comparable group average of 3.32 percent. During its past two years ended June 30, 2014, Mt. Washington’s ratio of interest expense to interest-bearing liabilities has decreased slightly from 1.26 percent in 2013 to 1.24 percent in 2014 but was higher than the average of 0.79 percent for the comparable group and the average of 1.16 percent for all thrifts. Following the conversion, the Bank will continue to control its operating expenses, strive to increase its net interest margin, strengthen its noninterest income, gradually increase its net income, increase its return on assets, continue to control its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced modest loan origination activity in mortgage loans and minimal activity in nonmortgage loans in 2013, with mortgage loan activity rising slightly in 2014. Total loan originations in fiscal year 2014 were slightly above originations for 2013, and net loan change in 2013 was an increase of $544,000, compared to an increase of $8,673,000 in 2014, due to lower principal payments. Gross loan originations were slightly higher in fiscal year 2014 compared to 2013, related to higher commercial real estate loan originations. Originations totaled $13.3 million in 2014, compared to $12.5 million in 2013, with no loan purchases in 2013 or 2014.

From June 30, 2013, to June 30, 2014, all five categories of loans experienced increases in their balances. One- to four-family loans increased by $513,000 or 1.0 percent, from June 30, 2013, to June 30, 2014. Commercial real estate and multi-family loans increased by a combined $5.7 million or 103.6 percent from June 30, 2013, to June 30, 2014. Other individual changes were construction loans, which increased $2.1 million or 275.3 percent and consumer loans, which increased $445,000 or 121.3 percent. Overall, the Bank’s lending activities resulted in a total loan increase of $8.6 million or 14.6 percent and a net loan increase of $8.6 million or 2.3 percent form June 30, 2013, to June 30, 2014.

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Earnings Performance (cont.)

The impact of Mt. Washington’s primary lending efforts has been to generate a yield on average interest-earning assets of 3.66 percent for the year ended June 30, 2014, compared to a higher 4.00 percent for the comparable group, 3.91 percent for all thrifts and slightly lower 3.61 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 3.48 percent for the year ended June 30, 2014, lower than the comparable group at 3.75 percent, all thrifts at 3.86 percent and Midwest thrifts at 3.78 percent, reflecting the Bank’s lower rates on loans historically.

Mt. Washington’s 1.07 percent cost of interest-bearing liabilities for the year ended June 30, 2014, was higher than the comparable group at 0.64 percent, Midwest thrifts at 0.66 percent and Ohio thrifts at 0.71 percent and lower than all thrifts at 0.70 percent. The Bank’s resulting net interest spread of 2.41 percent for the year ended June 30, 2014, was lower than the comparable group at 3.21 percent, all thrifts at 2.75 percent, Midwest thrifts at 2.68 percent and Ohio thrifts at 3.20 percent. The Bank’s net interest margin of 2.41 percent, based on average interest-earning assets for the year ended June 30, 2014, was lower than the comparable group at 3.21 percent, all thrifts at 2.75 percent, Midwest thrifts at 2.68 percent and Ohio thrifts at 3.20 percent.

The Bank’s ratio of noninterest income to average assets was 0.34 percent for the year ended June 30, 2014, which was moderately lower than the comparable group at 0.62 percent, lower than all thrifts at 1.03 percent, Midwest thrifts at 0.90 percent and Ohio thrifts at 0.53 percent.

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Earnings Performance (cont.)

The Bank’s operating expenses were higher than the comparable group and Ohio thrifts and lower than all thrifts and Midwest thrifts. For the year ended June 30, 2014, Mt. Washington had an operating expenses to assets ratio of 3.00 percent compared to 2.87 percent for the comparable group, 3.30 percent for all thrifts, 3.18 percent for Midwest thrifts and 2.69 percent for Ohio thrifts. Such ratio was impacted by a $1.2 million one-time directors deferred compensation benefits cost. Mt. Washington had a higher 109.4 percent efficiency ratio for the year ended June 30, 2014, compared to the comparable group with an efficiency ratio of 75.8 percent. The efficiency ratio for all publicly traded thrifts was 59.3 percent for the most recent period ended June 30, 2014.

For the year ended June 30, 2014, Mt. Washington generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and a lower net interest margin relative to its comparable group. The Bank had a 0.34 percent provision for loan losses during the year ended June 30, 2014, compared to the comparable group at 0.13 percent of assets, all thrifts at 0.12 percent and Midwest thrifts at 0.17 percent. The Bank’s allowance for loan losses to total loans of 2.23 percent was higher than the comparable group and higher than all thrifts. The Bank’s 84.2 percent ratio of reserves to nonperforming assets was lower than the comparable group at 105.6 percent and lower than all thrifts at 145.5 percent and Midwest thrifts at 106.5 percent.

As a result of its operations, the Bank’s net and core income for the year ended June 30, 2014, were lower than the comparable group. Based on net earnings, the Bank had a return on average assets of (0.56) percent for the year ended June 30, 2014, and returns on average assets of (3.97) percent and (1.55) percent in 2013 and 2012, respectively. The Bank’s core return on average assets was an identical (0.56) percent for the year ended June 30, 2014, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.55 percent and a higher core ROAA of 0.53 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.76 percent and 0.73 percent, respectively. Midwest thrifts indicated a net ROAA of 0.84 percent and a core ROAA of 0.84 percent.

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Earnings Performance (cont.)

Following its conversion, Mt. Washington’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income, overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent a more favorable 0.27 percent in fiscal 2015 and a similar 0.27 percent in 2016. The Bank’s ratio of noninterest expenses to average assets decreased in 2014 but has consistently been above industry averages.

In recognition of the foregoing earnings related factors, considering Mt. Washington’s historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

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MARKET AREA

Mt. Washington Savings Bank’s market area is focused on Hamilton County, Ohio, but also includes Butler, Clermont and Warren Counties. Population decreased by 5.1 percent in Hamilton County from 2000 to 2010, and the number of households also decreased, by 3.7 percent. The 2010 per capita income and median household income levels in Hamilton County were above state and national levels. Also, Hamilton County’s unemployment rates have been lower than both state and national rates. According to the 2010 Census, median housing values in all market area counties were above the state median, but all but one were below the national median housing value.

In 2013, Hamilton County had an unemployment rate of 7.0 percent, which was less than both Ohio’s and the United States’ identical unemployment rate of 7.4 percent. Through July of 2014, unemployment rates had decreased to 5.6 percent in Hamilton County, 6.0 percent in Ohio and 6.5 percent in the United States.

The Corporation held deposits of approximately 2.3 percent of all thrift deposits in the market area as of June 30, 2013, representing a 0.1 percent share of the total deposit base of $58.2 billion.

In recognition of the foregoing factors, we believe that no adjustment is warranted for the Bank’s market area.

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FINANCIAL CONDITION

The financial condition of Mt. Washington is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 24, and is compared to the comparable group in Exhibits 41, 42, and 43. The Bank’s ratio of total equity to total assets was 9.91 percent at June 30, 2014, which was moderately lower than the comparable group at 13.06 percent, all thrifts at 12.71 percent and Midwest thrifts at 12.02 percent. Based on the conversion completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 15.92 percent and the Bank’s pro forma equity to assets ratio will increase to 15.37 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Mt. Washington had a modestly higher 75.5 percent ratio of net loans to total assets at June 30, 2014, compared to the comparable group at 63.0 percent. All thrifts indicated a lower 67.3 percent, as did Midwest thrifts at 65.5 percent. The Bank’s 11.0 percent share of cash and investments was lower than the comparable group at 19.4 percent, while all thrifts were at 15.3 percent and Midwest thrifts were at 18.3 percent. Mt. Washington’s 7.2 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 12.1 percent and lower than all thrifts at 10.6 percent and higher than Midwest thrifts at 9.1 percent.

The Bank’s 68.1 percent ratio of deposits to total assets was lower than the comparable group at 75.8 percent, lower than all thrifts at 76.3 percent and lower than Midwest thrifts at 78.2 percent. Mt. Washington’s lower ratio of deposits was due to its higher share of borrowed funds. Mt. Washington had a lower equity to asset ratio of 9.9 percent, compared to the comparable group at 13.1 percent of total assets, with all thrifts at 12.7 percent and Midwest thrifts at 12.0 percent. Mt. Washington had a higher share of borrowed funds to assets of 19.5 percent at June 30, 2014, well above the comparable group at 10.27 percent and higher than all thrifts at 10.09 percent and Midwest thrifts at 8.64 percent. In 2014, total deposits increased by $1.5 million or 2.6 percent, due to stronger marketing of its core deposits and increased from $59.2 million to $60.7 million. During 2013, Mt. Washington’s deposits decreased by $2.6 million or 4.2 percent from $61.8 million to $59.2 million.

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Financial Condition (cont.)

Mt. Washington had no goodwill and intangible assets and had a lower share of repossessed real estate at June 30, 2014. The Bank had repossessed real estate of $158,000 or 0.18 percent of assets at June 30, 2014. This compares to ratios of 0.69 percent for goodwill and intangible assets and 0.38 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.52 percent and a real estate owned ratio of 0.47 percent.

The financial condition of Mt. Washington is impacted by its higher than average balance of nonperforming assets of $1.8 million or 2.05 percent of total assets at June 30, 2014, compared to a similar 2.19 percent for the comparable group, 1.44 percent for all thrifts, 1.54 percent for Midwest thrifts and 1.38 percent for Ohio thrifts. The Bank’s ratio of nonperforming assets to total assets was a higher 3.01 percent at June 30, 2013.

At June 30, 2014, Mt. Washington had $1,537,000 of allowances for loan losses, which represented 1.72 percent of assets and 2.23 percent of total loans. The comparable group indicated lower allowance ratios, relative to assets and loans, equal to 1.03 percent of assets and 1.57 percent of total loans, while all thrifts had allowances relative to assets and loans that also averaged a lower 0.93 percent of assets and a higher 1.40 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Mt. Washington’s $1,537,000 of allowances for loan losses represented a lower 84.17 percent of nonperforming assets at June 30, 2014, compared to the comparable group’s 105.64 percent, with all thrifts at 145.45 percent, Midwest thrifts at a higher 106.48 percent and Ohio thrifts at a higher 101.08 percent. Mt. Washington’s ratio of net charge-offs to average total loans was 0.23 percent for the year ended June 30, 2014, compared to a lower 0.16 percent for the comparable group, 0.17 percent for all thrifts and 0.36 percent for Midwest thrifts.

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Financial Condition (cont.)

Mt. Washington has a modest level of interest rate risk. The change in the Bank’s EVE level at June 30, 2014, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 12.0 percent decrease, representing a dollar decrease in equity value of $1,382,000. The Bank’s exposure increases to a 25.0 percent decrease in its EVE level under a 200 basis point rise in rates, representing a dollar decrease in equity of $2,744,000. The Bank’s post shock EVE ratio at June 30, 2014, assuming a 200 basis point rise in interest rates was 9.8 percent and indicated a 240 basis point decrease from its 12.2 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s equity level and asset and liability mix, we believe that a downward adjustment is warranted for Mt. Washington’s current financial condition, due to the Bank’s moderately lower equity position and lower share of allowance for loan losses to nonperforming assets.

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ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years, Mt. Washington has been characterized by modest changes in assets, loans and deposits. The Bank’s average annual asset change from June 30, 2012, to June 30, 2014, was an increase of 2.0 percent. This increase rate compares to a similar 1.8 percent for the comparable group, a higher 2.4 percent for all thrifts, and a higher 1.9 percent for Midwest thrifts. The Bank’s modest growth in assets is reflective of its growth in loans during the period of an average annual 8.3 percent with an average annual decrease in cash and investments of 22.8 percent. Mt. Washington’s deposits indicate an average annual decrease of 1.2 percent from June 30, 2012, to June 30, 2014, compared to average growth rates of 1.8 percent for the comparable group, 2.0 percent for all thrifts and 2.3 percent for Midwest thrifts.

Mt. Washington’s deposits indicated a decrease of 1.7 percent from June 30, 2012 to 2014 or 0.85 percent, annually. Annual deposit change was growth rates of 2.1 percent for the comparable group, 2.5 percent for all thrifts and 2.4 percent for Midwest thrifts. It should be further noted that certificates of deposit, a primary component of deposits, decreased by $4.9 million or 9.6 percent from June 30, 2012, to June 30, 2014. The Bank had $17.3 million in borrowed funds or 19.5 percent of assets at June 30, 2014, compared to the comparable group at 10.3 percent and also had a higher $11.6 million in borrowed funds at June 30, 2013, or 14.0 percent of assets.

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity, all impacted by the Bank’s new senior management team. Mt. Washington’s primary market area county experienced decreases in population and households in Hamilton County between 2000 and 2010. The Bank’s primary market area county also indicated 2010 per capita income above Ohio’s and that of the United States, and the median household income level in Hamilton County was also above the state and the national levels. In 2010, the median housing value in Hamilton County was slightly higher than that of Ohio but below that of the United States, and the median rent level was below both state and national levels.

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Asset, Loan and Deposit Growth (cont.)

The total deposit base in Hamilton County increased by 18.9 percent from June 30, 2012, to June 30, 2013; and during that period, the number of financial institution offices in Hamilton County decreased by two offices. From June 30, 2012, to June 30, 2013, Mt. Washington’s deposit market share in Hamilton County remained at 0.1 percent.

Based on the foregoing factors, we have concluded that a downward adjustment to the Corporation’s pro forma value is warranted for asset, loan and deposit growth.

DIVIDEND PAYMENTS

The Corporation has no plans to pay an initial cash dividend. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Nine of the ten institutions in the comparable group paid cash dividends during the most recent year for an average dividend yield of 1.55 percent and an average payout ratio of 37.48 percent. During that twelve month period, the average dividend yield for all thrifts was a higher 1.86 percent with a payout ratio of 35.31 percent.

In our opinion, a downward adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

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SUBSCRIPTION INTEREST

In 2013 and year-to-date 2014, investors’ interest in new issues has improved but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of increased merger/acquisition activity in the thrift industry.

Mt. Washington will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.4 million or 16.5 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion.

The Bank has secured the services of Sterne, Agee & Leach, Inc., to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

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LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of Sterne, Agee & Leach, Inc. The stock of the Corporation will be traded on the OTC Bulletin Board.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $48.7 million for the stock outstanding compared to a midpoint public offering of $8.5 million for the Corporation, less the ESOP and the estimated 140,000 shares to be purchased by officers and directors. The Corporation’s public market capitalization will be approximately 16.5 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 3,660 shares during the last four quarters.

The comparable group has an average of 3,493,453 shares outstanding compared to 850,000 shares outstanding for the Corporation based on the midpoint valuation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of Mt. Washington is Gregory P. Niesen (reference Exhibit 26). Mr. Niesen joined the Bank in June 2012 as president and chief executive officer. He was also appointed a director in 2012. Mr. Niesen previously served as president and chief executive officer of River Hills Bank from January 2005 through May 2012. Mr. Niesen is a Certified Public Accountant and previously worked for one of the top ten CPA firms in the U.S. Ms. Shelly Alltop is vice president and chief financial officer and joined Mt. Washington in June 3013. Ms. Alltop previously worked as chief financial officer of Columbia Savings Bank. Ms. Karen Kiser joined Mt. Washington as senior vice president and senior lender in July 2012. Previously, Ms. Kiser served as senior vice president of lending at River Hills Bank. Ms. Kiser also worked in senior management at two large Cincinnati community banks.

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Management (cont.)

During its most recent fiscal year, Mt. Washington has experienced a decrease in its net interest margin, improved its noninterest income and reduced its provision for loan loss. The Bank also experienced a decrease in its total noninterest expenses to assets. The Bank experienced a loss in 2014 and a higher loss in 2013. The Bank’s asset quality position has improved from June 30, 2013, to June 30, 2014, with nonperforming assets decreasing from 3.20 percent in 2013 to 1.79 percent in 2014. The Bank has maintained its lending activity in 2014 with loan originations rising slightly from $12.5 million in 2013 to $13.3 million in 2014. Along with the rise in loan originations, the Bank has established a secondary market program for its new fixed-rate one- to four-family mortgage loans and sold $884,000 in loans in 2014. The Bank’s new management team is confident that the Bank is positioned for reasonable loan growth and a return to profitability following its conversion.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

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MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s continued presence of a higher but improving share of delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends, including the recent pricing decreases for two of the most recent seven standard conversions, cause us to conclude that a modest new issue discount is warranted in the case of this offering. Consequently, at this time we have made a modest downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

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VI.           VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry improved in 2001 to 2007, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. However, from 2008 to 2011, as provisions for loan losses increased significantly resulting in losses in the industry, the price to book value method became pertinent and meaningful in the objective of discerning commonality and comparability among institutions and has continued to be the focus in 2012, 2013 and 2014. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method. The price to earnings method was not used due to the Corporation’s negative core earnings and negative earnings in the year ended June 30, 2014.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

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Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s financial condition, earnings, liquidity of the stock, dividends, marketing of the issue, and asset, loan and deposit growth. No adjustments were made for the Bank’s market area, subscription interest and management.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 84.30 percent and 82.22 percent, respectively. The full comparable group indicated a moderate pricing range, from a low of 67.28 percent (First Federal of Northern Michigan) to a high of 97.61 percent (Jacksonville Bancorp). The comparable group had higher average and median price to tangible book value ratios of 90.43 percent and 91.79 percent, respectively, with a range of 69.67 percent to 106.08 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed slightly to a low of 81.15 percent and a high of 93.52 percent, and the comparable group’s price to tangible book value range also narrowed modestly from a low of 82.29 percent to a high of 104.55 percent.

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Price to Book Value Method (cont.)

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 55.92 percent and a price to tangible book value ratio of 55.94 percent at the midpoint. The price to book value ratio increases from 51.32 percent at the minimum to 63.83 percent at the super maximum, while the price to tangible book value ratio increases from 51.34 percent at the minimum to 63.84 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 55.92 percent and 55.94 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 48, are influenced by the Bank’s capitalization, asset quality position, earnings performance, ESOP level, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 15.92 percent compared to 13.06 percent for the comparable group (reference Exhibit 49). Based on the price to book value ratio and the Bank’s total equity of $8,829,000 at June 30, 2014, the indicated pro forma market value of the Corporation using this approach is $8,500,000 at the midpoint (reference Exhibit 48).

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PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Mt. Washington’s after tax net earnings for the year ended June 30, 2014, was a loss of $482,000, and the Bank’s after tax core earnings for that period was identical, as indicated in Exhibit 7. Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 28.51, while the median was 21.42. The average price to net earnings multiple was 28.15, and the median multiple was a lower 21.33. The comparable group’s price to core earnings multiple was higher than the 18.06 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 16.94 The range in the price to core earnings multiple for the comparable group was from a low of 11.37 (First Savings Financial Group, Inc.) to a high of 41.90 (Citizens Community Bancorp, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 14.96 times earnings to a high of 37.50 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to assets ratio below its true level following conversion.

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Price to Assets Method (cont.)

Exhibit 49 indicates that the average price to assets ratio for the comparable group was 10.81 percent and the median was 10.79 percent. The range in the price to assets ratios for the comparable group varied from a low of 7.49 percent (First Federal of Northern Michigan) to a high of 15.90 percent (Wolverine Bancorp, Inc.). The range narrows slightly with the elimination of the two extremes in the group to a low of 7.65 percent and a high of 13.14 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 8.90 percent at the midpoint, which ranges from a low of 7.66 percent at the minimum to 11.48 percent at the super maximum. Based on the Bank’s June 30, 2014, asset base of $89,113,000, the indicated pro forma market value of the Corporation using the price to assets method is $8,500,000 at the midpoint (reference Exhibit 47).

VALUATION CONCLUSION

Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 55.92 percent for the Corporation represents a discount of 33.66 percent relative to the comparable group and decreases to a discount of 24.28 percent at the super maximum. The price to assets ratio of 8.90 percent at the midpoint represents a discount of 17.65 percent, decreasing to a premium of 6.22 percent at the super maximum.

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Valuation Conclusion (cont.)

It is our opinion that as of August 15, 2014, the pro forma market value of the Corporation is $8,500,000 at the midpoint, representing 850,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $7,225,000 or 722,500 shares at $10.00 per share to a maximum of $9,775,000 or 977,500 shares at $10.00 per share, and then to a super maximum of $11,241,250 or 1,124,125 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

The appraised value of Mt. Washington Savings Bank, as of August 15, 2014, is $8,500,000 at the midpoint.

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